Exhibit (a)(5)(d)

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CONFIDENTIAL AND PROPRIETARY
Merge Healthcare - Management Report
Merge Healthcare develops software solutions that automate
 diagnostic and data workflow

— Medical Imaging Solutions

— Surgical Management Solutions (new as of April 2009)

— OEM Toolkits and Technologies

— eClinical Solutions (pending)

Working toward a better digital patient experience

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CONFIDENTIAL AND PROPRIETARY
U.S. Food and Drug Administration (2005)
“Imaging agents and technologies can contribute to the

development of new therapies to treat disease”

Robards Research Institute press release
“The U.S. Federal Drug Administration (FDA) is
increasingly requesting imaging data as part of the

approval process for clinical trial submissions. Imaging

is now widely recognized as a powerful and non-invasive tool to look inside the body and study ways to increase the safety and efficacy of new drugs being brought to market.”
Medical Imaging and Drug Development

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CONFIDENTIAL AND PROPRIETARY
12 Month Progress vs. MRGE Stock Performance
May 22/June 4
Merrick RIS
financing
July 9
NASDAQ
Compliance
November 30
RSNA product
launches
October 9
Q308 Earnings
February 12
Q408 Earnings
June 1st
Signed etrials
Agreement and
Plan of Merger
April 30
Q109 Earnings
April 15
Acquisition of
Eko Systems
August 11
Q208 Earnings